UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     August 27, 2003

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0243150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 7.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated August 27, 2003

Item 12. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today reporting results of its operations for the quarter ended July 31, 2003. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   August 27, 2003                   By:  /s/ Michael B. Crutcher
                                                Michael B. Crutcher
                                                Vice Chairman,
                                                General Counsel and Secretary



Exhibit Index
 99.1  Press Release, dated August 27, 2003, issued by Brown-Forman Corporation

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS FIRST QUARTER RESULTS

Louisville, KY, August 27, 2003 - Brown-Forman Corporation reported earnings per share for its first quarter ended July 31, 2003 of $0.51, down from the $0.53 earned last year. Included in first quarter earnings was a $0.02 per share benefit from a March 2003 share repurchase. As the company announced on August 14, 2003, quarterly earnings were reduced $0.11 per share due to the settlement of a lawsuit with Diageo Great Britain Limited involving the distribution of Jack Daniel's in the United Kingdom. The performance of the company's core spirits brands remained solid during the quarter, while the environment for both wines and Consumer Durables remains challenging.

Excluding the one-time charge for the settlement with Diageo, earnings were $0.62 per share, up $0.09 from last year. Management believes that disclosure of this quarter's earnings per share excluding this litigation settlement is informative because it reflects the underlying operations of the company.

Beverages

Global volume and profit trends in the quarter remained solid for both Jack Daniel's and Southern Comfort. Results in both the United States and United Kingdom were robust, although volumes in both Japan and much of Continental Europe were soft. Profits for Finlandia continued to grow in Europe as Brown-Forman added new markets to its distribution agreement, but earnings in the U.S. were down, as the company increased its marketing investments behind the brand. Results for the company's wine brands remained disappointing, as the retail price environment has not improved in the United States.

Beverage revenue and gross profit increased by 18% and 16%, respectively, in the quarter. Compared with the same quarter last year, the company benefited from the weaker U.S. dollar and the company's new distribution arrangement in the U.K. In the first quarter of fiscal 2003, the company had a one-time reduction in trade inventories as it began selling its spirits brands directly to the trade through a cost sharing arrangement with Bacardi. As a result, fiscal 2004 comparisons are benefiting from the resumption of a normal shipment pattern into the U.K., as well as the higher profit margin earned in that market via the new distribution agreement. Additionally, the company now records excise taxes for its U.K. spirits sales in both sales and cost of sales. This change had the effect of boosting segment revenue by almost 6%, while lowering the segment gross margin by 2.6 percentage points.

Advertising expenses were down $1 million during the quarter, as increased investments behind the company's core spirits brands were more than offset by a reduction in advertising for its wine brands. SG&A expenses were up approximately $15 million, as the segment incurred $3 million in Beverage reorganization costs, added sales and marketing people in the U.K. to support the new distribution arrangement and recognized pension costs. SG&A expenses were also higher in Continental Europe due to the consolidation of financial results from both Finlandia Vodka Worldwide and Distillerie Tuoni e Canepa, following these acquisitions in the second half of last fiscal year.

Consumer Durables

Net sales for Consumer Durables were down 9% and gross profit decreased 10%. Sales to department stores remained sluggish and revenues through the company's retail outlets declined in the first quarter. In addition, results in the direct-to-consumer channel have declined significantly in recent months due to lower than expected consumer response rates. Consumer Durables is a seasonal business that typically reports a loss in the first quarter. The segment reported an operating loss of $12 million this quarter, including $1 million in restructuring costs, compared to a $6 million loss during the same period last year.

Outlook

The company's previous fiscal 2004 guidance of $4.10 to $4.30 per share did not fully anticipate the $0.11 per share cost of the litigation settlement with Diageo, nor the extent of the weakness in Consumer Durables. However, continued growth for the company's core spirits brands, anticipated improved financial performance from wines, and benefits from a weaker U.S. dollar are supporting the company's outlook for the rest of the fiscal year. As a result, Brown-Forman still expects to see earnings in the range of $4.10 to $4.30 per share for fiscal 2004, consistent with previous guidance.

Conference Call

Brown-Forman will host a conference call to discuss its first quarter fiscal 2004 results today at 10:00 a.m. EST. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call. A live audio broadcast of the conference call will also be available by accessing Brown-Forman's Internet Web site, www.brown-forman.com, and then clicking on the "Investor Information" icon.

For those unable to participate in the live call, a replay will be available two hours after completion of the conference by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 1309541. A recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replays will be available for thirty days after the conference call.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words like "believe,"
"expect," "anticipate," and "project" identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These statements are subject to a number of important risks and uncertainties that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed. Such risks and uncertainties include changes in general economic conditions, political and social trends, and the uncertainties of litigation.

Our projections for our domestic beverage business assume that U.S. economic activity will continue at about the same pace as currently, and our earnings will be hurt if the economy weakens. Federal or state excise tax increases on spirits and wine would also depress our domestic beverage business. Profits from our international beverage business may be adversely affected if the U.S. dollar strengthens against other currencies or if economic conditions deteriorate in our principal export markets. As a leading exporter of American spirits brands, our foreign sales could be hurt as a result of anti-Americanism in response to the Iraq war or other international developments.

The long-term outlook for our beverage business is based in part on favorable demographic trends in the U.S. and many international markets for the sale of spirits and wine. We may not meet current expectations for our global beverage business if these demographic trends do not translate into corresponding sales increases. Profits could also be hurt by increases in the price of grain, grapes, or energy. Margins for our wine business are likely to stay low so long as the current oversupply of grapes continues. Legal or regulatory measures against beverage alcohol (including its advertising and promotion) could adversely affect sales.

Earnings from our consumer durables segment depend heavily on the state of the U.S. economy, as purchases of fine china and luggage are discretionary. The performance of our fine china dinnerware business depends on the health of major department store, the primary distribution channel for these products, as well as further department store consolidation, a soft retail environment at outlet malls, and consumer response to direct mail. The Hartmann luggage business continues to be adversely affected by reduced travel in the U.S.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                            July 31,
                                      2002           2003         Change

Net Sales                            $479.6         $532.6          11%
   Beverages                          360.2          423.7          18%
   Consumer Durables                  119.4          108.9          (9%)

Gross Profit                         $247.4         $272.3          10%
   Beverages                          191.5          222.3          16%
   Consumer Durables                   55.9           50.0         (10%)

Advertising Expenses                $  78.4        $  77.6          (1%)
   Beverages                           57.7           56.7          (2%)
   Consumer Durables                   20.7           20.9           1%

Selling, General, and
   Administrative Expenses           $114.1         $128.3          12%
   Beverages                           75.3           90.1          20%
   Consumer Durables                   38.8           38.2          (2%)

Other Expense (Income), net         $  (1.2)       $  14.3
   Beverages                           (3.2)          11.5
   Consumer Durables                    2.0            2.8

Operating Income (Loss)              $ 56.1         $ 52.1          (7%)
   Beverages                           61.7           64.0           4%
   Consumer Durables                   (5.6)         (11.9)          N/M

     Interest Expense, net              1.0            5.0

Income Before Income Taxes           $ 55.1         $ 47.1         (14%)

     Taxes on Income                   19.0           16.0

Net Income                           $ 36.1         $ 31.1         (14%)

Earnings Per Share
   - Basic and Diluted                $0.53           $0.51         (3%)


Note: Other Expense (Income), net, includes results for joint ventures and unconsolidated affiliates, bad debt expense, and miscellaneous income and expense items not included in other captions. The 2003 amount includes the impact of settling a lawsuit with Diageo.

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                 (Dollars in millions, except per share amounts)

                                                  April 30,             July 31,
                                                    2003                  2003
Assets:
Cash and cash equivalents                        $   72.0              $   71.9
Accounts receivable, net                            324.6                 304.6
Inventories                                         584.6                 613.3
Other current assets                                 85.9                  87.2
     Total current assets                         1,067.1               1,077.0

Property, plant, and equipment, net                 506.1                 509.5
Trademarks and brand names                          235.0                 236.2
Goodwill                                            311.0                 313.9
Other assets                                        144.4                 144.0
     Total assets                                $2,263.6              $2,280.6

Liabilities:
Commercial paper                                 $  167.1              $  163.2
Accounts payable and accrued expenses               297.2                 297.7
Dividends payable                                     --                   22.7
Accrued taxes on income                              43.4                  48.9
Current portion of long-term debt                    40.1                  42.0
     Total current liabilities                      547.8                 574.5

Long-term debt                                      628.7                 629.0
Deferred income taxes                                77.8                  71.8
Accrued postretirement benefits                     142.7                 145.4
Other liabilities                                    26.4                  25.7
     Total liabilities                            1,423.4               1,446.4

Stockholders' equity                                840.2                 834.2

Total liabilities and stockholders' equity       $2,263.6              $2,280.6

                            Brown-Forman Corporation
                            Supplemental Information
                              (Dollars in millions)


                                                        Three Months Ended
                                                             July 31,
                                                    2002                  2003

Depreciation and amortization                      $13.8                 $13.1

Excise taxes                                       $55.1                 $71.8

Additions to property, plant, and equipment        $15.0                 $14.5

Effective tax rate                                  34.5%                 34.0%

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                         68,376                60,610
   - Diluted                                       68,593                60,855



These figures have been prepared in accordance with the company's customary accounting practices.